Exhibit 11
                             THERMOTREX CORPORATION

                        Computation of Earnings per Share


                                 Three Months Ended        Nine Months Ended
                               ----------------------    ---------------------
                                June 29,      July 1,     June 29,     July 1,
                                    1996         1995         1996        1995
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   Computation of Primary
     Earnings per Share:

   Net Income (a)            $ 1,071,000 $ 2,524,000  $17,346,000  $3,824,000
                             ----------- -----------  -----------  ----------
   Shares:
     Weighted average shares
       outstanding            19,089,459  18,938,704   19,060,087  18,882,802
     Shares issuable from
       assumed exercise of
       options (as determined
       by the application of
       the treasury stock
       method)                   630,765           -      621,998          -
                             ----------- -----------  -----------  ----------



   Weighted average shares
     outstanding, as
     adjusted (b)             19,720,224  18,938,704   19,682,085  18,882,802
                             ----------- -----------  -----------  ----------

   Primary Earnings per
     Share (a) / (b)         $       .05 $       .13  $       .88 $       .20
                             =========== ===========  =========== ===========